SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

                            Guided Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

GUIDED THERAPEUTICS, INC.
---------------------
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2010
---------------------

TO THE STOCKHOLDERS:

           Notice is hereby given that the 2010 annual meeting of stockholders of Guided Therapeutics, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 27, 2010 at 10:00 a.m., local time, at the Company’s headquarters, located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092, for the following purposes:

1.	to elect seven directors;

2.	to approve and adopt an amendment to the Company’s 1995 Stock Plan, as amended, increasing the number of shares available for grant by 1.8 million shares;

3.	to ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

4.	to transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

These matters are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on March 31, 2010 are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be
Held on May 27, 2010
The proxy statement and our 2009 annual report are available at http://www.edocumentview.com/GTHP1

By Order of the Board of Directors

Mark L. Faupel, Ph.D.
President and Chief Executive Officer, Director

Norcross, Georgia
April 20, 2010

GUIDED THERAPEUTICS, INC.

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are soliciting proxies for use at our annual meeting of stockholders, to be held Thursday, May 27, 2010 at 10:00 a.m., local time, or at any adjournment of the annual meeting, for the purposes listed in this proxy statement and in the accompanying notice of annual meeting of stockholders. We are holding the annual meeting at our corporate headquarters, located at 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092. Our office telephone number is (770) 242-8723.

We are first sending this proxy statement and the accompanying form of proxy to our stockholders on or about April 20, 2010.

Record Date and Voting Securities

Stockholders of record of our common stock at the close of business on March 31, 2010, which is referred to as the record date, are entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date. As of the record date, we had 38,160,388 shares of our common stock issued and outstanding and held of record by 190 registered stockholders.

Revocability of Proxies

You may revoke your proxy given pursuant to this solicitation at any time before its use by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

Solicitation

We will pay the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our officers, directors and employees may also solicit proxies, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions and Broker Non-Votes

The inspector of elections will tabulate the votes cast by proxy or in person at the annual meeting. Our stock transfer agent may serve as inspector, or may assist the inspector. The inspector will also determine whether or not a quorum is present. Delaware law provides that a quorum consists of a majority of shares that are entitled to vote and present or represented by proxy at the meeting.

                The inspector will treat shares that are voted “WITHHOLD” or “ABSTAIN,” or proxies required to be treated as “non-votes,” as being present and entitled to vote for purposes of determining the presence of a quorum, but not as votes for a particular matter.  A “non-vote” occurs if a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to some shares to vote on a particular matter. Therefore, “non-votes” or shares voted “WITHHOLD” or “ABSTAIN” will not be considered as present for purposes of determining the number of votes required for a proposal to be approved.

Proxies that are properly executed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

-	FOR the election of the seven persons named in this proxy statement as the nominees for election to the board of directors;

-	FOR the amendment to our 1995 Stock Plan, increasing the number of shares available for grant by 1.8 million shares, and

-	FOR the ratification of UHY LLP as our independent registered public accounting firm for the 2010 fiscal year.

We do not expect any business other than that listed in this proxy statement to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent at their discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or SEC. These persons are required, by regulations of the SEC, to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of these forms received by us, we believe that, with respect to fiscal year 2009, our officers, directors and 10% stockholders were in compliance with all applicable filing requirements.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table lists information regarding the beneficial ownership of our common stock as of March 30, 2010 by (i) each person whom we know to beneficially own more than 5% of the outstanding shares of our common stock (a “5% stockholder”), (ii) each director or director-nominee, (iii) each officer named in the summary compensation table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class(2)
John E. Imhoff (3)	10,712,305	14.77%
Dolores Maloof (4)	5,519,155	7.61%
Michael C. James (5)	3,323,723	4.58%
Kuekenhof Equity Fund, LLP	3,223,810	4.44%
Ronald W. Hart (7)	1,280,773	1.77%
Ronald W. Allen (8)	792,528	1.09%
Richard L. Fowler (9)	479,343	*
Mark L. Faupel (10)	653,777	*
Shabbir Bambot (11)	402,167	*
William E. Zachary, Jr. (12)	373,270	*
Jonathan M. Niloff	0	*
All directors and executive officers as a group (8 persons) (13)	18,017,886	24.84%
_____________
(*)	Less than 1%.
(1)
Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)
Percentage ownership is based on 72,543,538 shares of common stock outstanding as of March 31, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to currently exercisable options, warrants, convertible preferred stock or convertible notes, or any such securities exercisable within 60 days after March 31, 2010, are deemed outstanding for purposes of computing the percentage ownership of the person holding those options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Consists of 5,924,257 common shares, warrants to purchase 4,783,923 common shares and 4,125 shares subject to stock options. Dr. Imhoff is on the board of directors.
(4)	Consists of 1,281,969 common shares and warrants to purchase 4,237,186 common shares.
(5)
Consists of the securities held by Kuekenhof Equity Fund, LP listed in note 6, plus 91,250 shares held by Michael C. James personally and 8,663 shares subject to stock options. Mr. James is on the Board of Directors.

(6)	Consists of 1,487,236 common shares and warrants to purchase 1,736,574 share of common stock, held by Kuekenhof Equity Fund, LP, for which Michael C. James is Managing Partner (see note 5).
(7)
Consists of  253,275 common shares and warrants to purchase 218,410 common shares and  809,088 shares subject to stock options held by Hart Management, LLC, Ronald Hart, owner. Dr. Hart is on the Board of Directors.

(8)	Consists of 22,500 common shares, warrants to purchase 242,535 common shares and 527,493 shares subject to stock options held by Ronald Allen. Mr. Allen is on the Board of Directors.
(9)	Consists of 87,223 common shares, warrants to purchase 56,120 common shares and 336,000 shares subject to stock options.
(10)	Consists of 653,777 shares subject to stock options.
(11)	Consists of 402,167 shares subject to stock options.
(12)	Consists of 53,456 common shares, warrants to purchase 64,564 common shares and 255,250 shares subject to stock options held by William Zachary. Mr. Zachary is on our Board of Directors.
(13)	Consists of 7,919,197 common shares and warrants to purchase 7,102,126 common shares and 2,996,563 shares subject to stock options.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Stockholders will elect a board of seven directors at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all but one of whom are presently our directors. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for any nominee who is designated by the present board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until that person’s successor has been elected.

The nominees for director are as follows:

Name	Age	Position with Guided Therapeutics	Director Since
Mark L. Faupel, Ph.D.	54	Chief Executive Officer, Acting Chief Financial Officer, President & Director	2007
William E. Zachary, Jr.	67	Chairman & Director	1999
John E. Imhoff, M.D.	58	Director	2006
Ronald W. Hart, Ph.D.	67	Director	2007
Michael C. James	51	Director	2007
Ronald W. Allen	68	Director	2008
Jonathan M. Niloff, M.D.	56	Nominee for Director	N/A

Directors Nominated for Reelection to Serve until the 2011 Annual Meeting

Mark L. Faupel, Ph.D. 54; has been a director since 2007 and has more than 25 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, especially in the area of cancer screening and diagnostics. Dr. Faupel has served as our Chief Executive Officer since May 2007 and prior thereto was our Chief Technical Officer from April 2001 to May 2007.  Prior to coming to us in 1998, Dr. Faupel was the co-founder and Vice President of Research and Development at Biofield Corp. His work in early stage cancer detection has won two international awards and he is a former member of the European School of Oncology Task Force.  Dr. Faupel serves as a National Institutes of Health reviewer, is the inventor on 15 U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia.

Dr. Faupel’s extensive experience in founding and managing point of care cancer detection companies includes the basic scientific applications, clinical trials, regulatory affairs and financing.  As such, Dr. Faupel is uniquely qualified to advise the board on all aspects of our business.

William E. Zachary, Jr. 67; has served as a member of our board since April 1999. Since 1971, Mr. Zachary has been a member with the law firm of Zachary & Segraves, P.A. of Decatur, Georgia, of which he is a founding member.  He served on the Investigative Panel of the State Bar of Georgia Disciplinary Board from 1997 to 2000. Mr. Zachary was a founder and was chairman of the Board of Directors of Bank Atlanta from 1986 to 2000, at which time Bank Atlanta merged with Branch Bank & Trust Company. Mr. Zachary is a qualified arbitrator for the American Stock Exchange, served as a qualified arbitrator for the New York Stock Exchange until 2008 and served as an arbitrator for the National Association of Securities Dealers, Inc. until 2005.

As an attorney, Mr. Zachary provides valuable insight with regard to Company contracts and financings, and advises the Board on legal and procedural issues.  Mr. Zachary has experience on other boards and, as arbitrator for the National Association of Securities Dealers, understands and can advise the board on many issues important to a publicly held company.

John E. Imhoff, M.D. 58; has served as a member of our Board of Directors since April 2006.  Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery.  He presently serves as a member of the Hawaiian Eye Foundation’s Scientific Advisory Board.  He is also one of our principal shareholders and invests in many other private and public companies.  He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Imhoff Eye Center since 1983.

Dr. Imhoff has experience in clinical trials and in other technical aspects of a medical device company.  His background in industrial engineering is especially helpful to our company, especially as Dr. Imhoff can combine this knowledge with clinical applications.  His experience in the investment community also lends itself as invaluable to a public company that participates in equity transactions.

Ronald W. Hart, Ph.D.67; has served as a member of our Board of Directors since March 2007.  He has published over 600 peer-reviewed publications, has been appointed to a number of academic positions and is credited with developing the first direct proof that DNA is causal in certain forms of cancer.  He chaired a number of federal committees and task forces, including the development and implementation of the Technology Transfer Act of 1986 and the White House Task Force on Chemical Carcinogenesis.  In 1980, Dr. Hart was appointed Director of the National Center for Toxicological Research, the research arm of the FDA, a position he held until 1992. In 1992, Dr. Hart was the first ever Presidential Appointee to the position of Distinguished Scientist in Residence for the US Public Health Service/FDA, a position he held until his retirement in 2000. Dr. Hart received his Ph.D. in physiology and biophysics from the University of Illinois.  Dr. Hart currently serves on the Boards of Directors of Miltos Pharmaceuticals, WaterChef, Inc. and Immunovative, Inc. and since 2002, has helped in the development of business strategy for a number of start-up companies.

Dr. Hart adds considerable value to our board in at least four critical areas:
1)    As a former FDA bureau chief, he advises the board on our FDA relationship and strategy.
2)    As an active participant in the venture capital community, he advises the board on financing and other opportunities.
3)    As an expert in organizational matters, he advises the board regarding corporate strategy and potential strategic partnerships.
4)    As an expert in international trade, he advises the board on international partnering and distribution agreements.

Michael C. James 51; has served as a member of our board of directors since March 2007. Mr. James is also the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Mr. James currently sits on the Board of Directors of Millennium Biotechnologies Group, Inc.  Mr. James was Chief Executive Officer of Nestor, Inc. from January 2009 to September 2009.  He was on the Board of Directors of Nestor, Inc. from July 2006 to June 2009.  He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He was employed by National Discount Brokers from 1986 to 1991 and held positions of Treasurer and Chief Financial Officer. He began his career in 1980 as a staff accountant with Eisner LLP. Mr. James received a B.S. degree in Accounting from Fairleigh Dickinson University in 1980.

Mr. James has experience both in the areas of company finance and accounting, which is invaluable to the Company during financial audits and offerings.  Mr. James has extensive experience in the management of both small and large companies and his entrepreneurial background is relevant as we mature as a company.

Ronald W. Allen 68; was named a director of in September 2008.  Mr. Allen retired as Delta’s Chairman of the Board, President and Chief Executive Officer in July 1997, and had been its chairman of the board and Chief Executive Officer since 1987.  He is a Director of The Coca-Cola Company, Aaron Rents, Inc., Aircastle Limited and Interstate Hotels & Resorts, Inc. He also is a board member of the St. Joseph’s Translational Research Institute, which endeavors to turn new medical discoveries into tangible cures.

Mr. Allen, as Chairman and CEO of Delta Airlines, pioneered the international expansion of Delta into new markets, much as we are seeking to pioneer new technology in the fight against cancer.  Mr. Allen has extensive experience serving on many types of boards, both for small and large companies and for medical and non-medical entities.  His background in personnel is helpful to the board as we grow and add new personnel.

Jonathan Niloff, M.D. 56; was nominated as a director in April 2010.  As Chief Executive Officer of MedVentive since 2000, Dr. Niloff is responsible for the overall performance and strategic direction of that company. He is currently an Associate Professor of Obstetrics, Gynecology, and Reproductive Biology at Harvard Medical School. Prior to joining MedVentive, Dr. Niloff served as President of the Beth Israel Deaconess Physicians Organization, Medical Director for Obstetrics and Gynecology for its Affiliated Physicians Group, and Chief of Gynecology at New England Deaconess Hospital. He has deep expertise in all aspects of medical cost and quality improvement, and has published extensively on the topic of gynecologic oncology including the development of the CA125 test for ovarian cancer. Dr. Niloff received his undergraduate education at The Johns Hopkins University, an MD degree from McGill University, and an MBA degree from Boston University.

Dr. Niloff is uniquely qualified to assist the board because he combines his clinical background as a Harvard Ob-Gyn with his business acumen developed through an MBA degree and as CEO of MedVenture.  Dr. Niloff has specific experience in evaluating new medical technology  and its implications to cost containment and reimbursement.  Furthermore, Dr. Niloff has numerous professional contacts in the Ob-Gyn community that can aid in the development and marketing of our cervical cancer detection technology.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the votes cast will be elected as directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2:

APPROVAL OF AN AMENDMENT TO THE 1995 STOCK PLAN, AS AMENDED, TO
INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT BY 1.8 MILLION SHARES

We are asking our stockholders to approve an amendment to our 1995 Stock Plan, as amended, to increase the number of shares available under the plan by 1.8 million shares. The board believes that adding these shares to the plan is in our best interest because the additional shares are needed to attract and retain key personnel whose efforts are critical to our success. If the amendment is not approved, it is less likely that we will be able to attract and keep key employees.

Other than the amendment described above, the plan terms will not change. A copy of the plan was filed as Exhibit 10.2 to our registration statement on Form S-1 (No. 333-22429) filed with the SEC on February 27, 1997.

Summary of the 1995 Stock Plan

General. The board of directors adopted the plan on April 28, 1995, and the stockholders initially approved the plan on February 9, 1996. The first, second and third amendments to the plan, adopted by stockholders at the 2000, 2005 and 2007 annual meetings, respectively, authorized an additional 500,000, 1,000,000 and 4,000,000 shares, respectively. Additionally, the second amendment to the plan extended the term of the plan from 2005 to 2015. The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants, and to promote the success of our business.

Number of Shares Available Under the Plan. As of March 31, 2010, a total of 875,143 shares of common stock remained available for issuance under the plan, and options and stock purchase rights to acquire an aggregate of 5,580,076 shares were outstanding as of that date.  If this amendment is approved by our stockholders, a total of 8,255,219 shares will be available for issuance under the plan. Because none of these shares has been awarded, it is not possible to estimate the number of shares that may be issued to our directors, officers and employees.

Administration. The plan may generally be administered by the board or a committee of the board, which has the power to determine the terms of the options or stock purchase rights granted, including the number of shares issuable upon exercise of each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. In addition, the administrator of the plan has the authority to reduce the exercise price of any option to the then current fair market value of the common stock in the event of a price decline after the date of grant.

Eligibility. Nonstatutory stock options and stock purchase rights may be granted to our employees and consultants, and incentive stock options may be granted only to employees. For purposes of the plan, employees include officers and directors whom we employ, and consultants include non-employee directors. There are about 25 persons eligible to participate in the plan.

Options. The exercise price of nonstatutory stock options granted under the plan may not be less than 85% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed 10 years. The exercise price of incentive stock options granted under the plan must be at least equal to 100% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed ten years. With respect to any optionee who owns stock constituting more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price must equal at least 110% of the fair market value of the common stock on the grant date, and the term of these options may not exceed five years.

Limitations. The 1995 Stock Plan provides that no optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. Notwithstanding this limit, however, in connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 500,000 shares, which will not count against the yearly limit set forth in the previous sentence.

An optionee generally must exercise an option granted under the stock plan at the time set forth in the optionee’s option agreement after termination of the optionee’s status as an employee or consultant. Generally, in the case of the optionee’s termination by death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of time of at least 30 days. However, an option may never be exercised later than the expiration of the option’s term.

Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under the stock plan and the time by which the purchaser must accept the offer, which time may not exceed 30 days from the date of grant. Unless the administrator determines otherwise, a purchaser will be required to enter into a restricted stock purchase agreement, which grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with us for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the administrator.

Transferability. Except as otherwise determined by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the plan, and only the optionee may exercise an option and stock purchase right during his or her lifetime.

Adjustments Upon Changes in Capitalization. In the event that our capital stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the plan, and the exercise price of any such outstanding option or stock purchase right.

In connection with our merger with or into another corporation, each outstanding option or stock purchase right may be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee will have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In this event, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for 15 days from the date of the notice and that the option or stock purchase right terminates upon expiration of this period.

Amendment and Termination of the Stock Plan. The board may, at any time, amend or terminate the stock plan. However, we will obtain stockholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable law. No such action by the board or stockholders may alter or impair any option or stock purchaser right previously granted under the plan without the consent of the optionee. Unless terminated earlier, the stock plan will terminate in 2015.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences of specified transactions under the stock plan based on federal income tax laws in effect on January 1, 2009. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of those shares is made by the optionee within two years after the date of grant or within one year after the transfer of those shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an incentive stock option are disposed of before the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of those shares at the time of exercise (or, if less, the amount realized on the disposition of those shares if a sale or exchange) over the option price paid for the shares. Any further gain or loss realized by the participant generally will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.

Nonstatutory Stock Options. In general: (i) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (ii) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock options, appreciation or depreciation in value of the shares after the date of exercise will be treated as a long-term or short-term capital gain or loss, depending on the holding period.

Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, to the extent a purchaser enters into a restricted stock purchase agreement, the shares acquired upon purchase generally will be treated as restricted stock subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. As a result of substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the shares are no longer subject to a substantial risk of forfeiture, which will occur when our right of repurchase lapses. The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date the shares are no longer subject to any right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing within thirty days of the purchase an election pursuant to Section 83(b) of the Internal Revenue Code. In this event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the shares on the date of purchase, and the capital gain holding period commences on this date.

Tax Consequences to Guided Therapeutics

To the extent that an optionee or purchaser recognizes ordinary income in the circumstances described above, we or the subsidiary for which the optionee or purchaser performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,580,076	$0.31	875,143

Equity compensation plans not approved by security holders	-	-	-
TOTAL	5,580,076	$0.31	875,143

Vote Required

The affirmative vote of a majority of the shares present in person or represented by a proxy at the meeting will be required to approve the amendment to the 1995 Stock Plan to increase the number of shares available for grant.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR 1995 STOCK PLAN.

PROPOSAL NO. 3:

RATIFICATION OF THE APPOINTMENT OF UHY LLP

UHY LLP is our current independent registered public accounting firm.  UHY LLP personnel work under the direct control of UHY LLP partners and are leased from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.  Representatives of UHY LLP are expected to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit and Other Audit Fees

We were billed by UHY LLP $250,883 and $224,579 during the fiscal years ended December 31, 2009 and 2008, respectively, for professional services, which include fees associated with the annual audit of financial statements and review of our quarterly reports on Form 10-Q, and other SEC filings.

Tax Fees

UHY LLP was not engaged for and did not bill us for any tax services in 2009 and 2008.

All Other Fees

There were no other fees for services rendered by UHY LLP during the fiscal years ended December 31, 2009 and 2008.

Audit Committee Pre-Approval Policy and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date.  The audit committee may also pre-approve particular services on a case-by-case basis.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy at the meeting will ratify the proposal to appoint UHY LLP as our independent registered public accounting firm for the 2010 fiscal year.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

CORPORATE GOVERNANCE

Board Meetings and Committees

Our board of directors held four meetings during the fiscal year ended December 31, 2009. No director attended fewer than 75% of the meetings of the board of directors or the committees on which he served during the fiscal year ended December 31, 2009. We encourage our directors to attend the annual meeting of stockholders. In 2008, five of six directors attended our annual meeting. The board of directors has an audit committee, a compensation committee and a nomination committee. Although we are not subject to the listing standards of any national securities exchange or inter-dealer quotation system, based on the definition of independence in the NASDAQ listing standards, Mr. Zachary, Mr. James, Dr. Hart and Dr. Imhoff are independent directors and Dr. Niloff, who would be new to our board, is also independent.  The board works with its members and management to identify new board members. The board of directors will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Board of Directors, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

The audit committee selects and engages the independent registered public accounting firm to audit our annual financial statements and pre-approves all allowable audit services and any special assignments given to the accountants. The audit committee also determines the planned scope of the annual audit, any changes in accounting principles, the effectiveness and efficiency of our internal accounting staff and the independence of our external auditors. The audit committee currently consists of Messrs. Zachary (Chairman) and James. The audit committee met four times during 2009. The board of directors has determined that each member of the audit committee is independent in accordance with the NASDAQ listing standards for audit committee independence and applicable SEC regulations. None of the members of the audit committee has participated in the preparation of our financial statements at any time during the past three years. The board has also determined that Messrs. James and Zachary meet the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that both committee members are financially sophisticated.

The compensation committee, in consultation with our Chief Executive Officer, sets the compensation for our officers, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs.  The compensation committee currently consists of Mr. James (Chairman) and Dr. Imhoff, each of whom is independent under NASDAQ listing standards. The compensation committee met once during 2009.

The nomination committee, in consultation with our Chief Executive Officer, reviews and recommends individuals to be nominated as directors.  The nomination committee currently consists of Ronald Hart (Chairman) and Ronald W. Allen.  Mr. Allen is not considered independent under NASDAQ listing standards because of certain consulting fees he earned in 2007.  The nomination committee was formed on February 26, 2010. The nomination committee has not yet established formal policies relating to the consideration of candidates for nomination to our board. Our board has historically evaluated all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, independence, and willingness, ability and availability for service. Other than the foregoing, there have been no stated minimum criteria for director nominees, although our board has considered such other factors as it has deemed to be in the best interests of us and our stockholders. The board has considered diversity as it has deemed appropriate in this context (without having a formal diversity policy), given current needs and the current needs of the board to maintain a balance of knowledge, experience and capability. When considering diversity, the board has considered diversity as one factor, of no greater or lesser importance than other factors and has considered diversity in a broad context of race, gender, age, business experience, skills, international experience, education, other board experience and other relevant factors.

The audit committee and the compensation committee have each adopted charters, which are available on our web site at, http://www.guidedinc.com/corp_gov/AUDIT_CMT_Charter_2009.pdf and http://www.guidedinc.com/ corp_gov/Comp_comtte_charter.pdf.  The nomination committee currently operates without a charter.

Board Leadership Structure and Role in Risk Oversight

Dr. Faupel, our Chief Executive Officer, also serves as a director, our board is led by the Chairman, Mr. Zachary, one of our independent directors.  Our board, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the full board, as further described below. In addition, our management regularly communicates with the board to discuss important risks for their review and oversight, including regulatory risk and risks stemming from periodic litigation or other legal matters in which we are involved. Given the small size of the board, the board feels that this structure for risk oversight is appropriate (except for those risks that require risk oversight by independent directors only).

The audit committee is specifically charged with discussing risk management (primarily financial and internal control risk), and receives regular reports from management, independent auditors, internal audit and outside legal counsel on risks related to, among others, our financial controls and reporting. The compensation committee reviews risks related to compensation and makes recommendations to the board with respect to whether our compensation policies are properly aligned to discourage inappropriate risk-taking, and is regularly advised by management and, as deemed appropriate, outside legal counsel.

Communication with Directors

Any stockholder is welcome to communicate with any director or the board of directors by writing to him or them, c/o Corporate Secretary, 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092.

Director Compensation

Generally, non-employee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $300 per committee meeting attended, up to a maximum of $20,000 per year. None of our directors received any compensation or reimbursement in cash fiscal year 2009; however, they did receive stock options in lieu of cash for 2009 in connection with their services as members of the board of directors.

Director Compensation Table, as of December 31, 2009

	Option Awards
Name and Principal Position	Option Awards ($)	Total ($)
William E. Zachary, Jr. Chairman & Director	7,600	7,600
John E. Imhoff, M.D., Director	7,600	7,600
Ronald W. Hart, Ph.D., Director	7,600	7,600
Michael C. James Director	17,100	17,100
Ronald W. Allen Director	7,600	7,600

Executive Compensation

Summary Compensation Table

The following table lists specified compensation we paid during each of the fiscal years ended December 31, 2009 and 2008 to the chief executive officer and our two other most highly compensated executive officers, collectively referred to as the named executive officers:

2009 and 2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Total ($)
Mark Faupel, Ph.D, CEO & CFO	2009	228,000	-	380,000	608,000
	2008	228,000	-	-	228,000
Shabbir Bambot, Ph.D. Vice President of R&D	2009	175,000	7,500	-	182,500
	2008	160,000	-	85,800	245,800
Richard Fowler, Sr. Vice President of Engineering	2009	170,000	-	-	170,000
	2008	170,000	-	-	170,000

Dr. Faupel’s 2009 and 2008 compensation consisted of a base salary of $228,000 and usual and customary company benefits.  In 2009, Dr. Faupel received no bonus and 1.0 million incentive stock options. Incentive stock options granted to employees, officers and directors under our Stock Based Compensation Plan are exercisable for a period of up to 10 years from the date of grant, at an exercise price that is not less than the fair market value of the common stock on the date of the grant.  The options vest in three installments.  One-third of the options vest equally over a two-year period; the remaining two-thirds vest upon satisfaction of specified conditions.  At December 31, 2009, one such condition had been satisfied and, therefore, an additional one-third of the award vested on that date.  Dr. Faupel did not receive any stock options in2008.

In 2009, approximately $117,846 of Dr. Faupel’s salary was deferred.  As at December 31, 2009, Dr. Faupel’s total salary deferred was approximately $344,677.

Dr. Bambot’s 2009 compensation consisted of a base salary of $175,000 and usual and customary company benefits. He received $7,500 in cash bonuses and no stock options in 2009. Dr. Bambot’s 2008 compensation consisted of a base salary of $160,000 and usual and customary company benefits. He received no bonus and 260,000 stock options. Incentive stock options granted to employees, officers and directors under our Stock Based Compensation Plan are exercisable for a period of up to 10 years from the date of grant, at an exercise price that is not less than the fair market value of the common stock on the date of the grant.  The options vests in three installments.  One-third of the options vest equally over a two-year period; the remaining two-thirds vest upon satisfaction of specified conditions.  At December 31, 2009, one such condition had been satisfied and, therefore, an additional one-third of the award vested on that date.

As at December 31, 2009, Dr. Bambot’s total salary deferred was approximately $8,319.

Mr. Fowler’s 2009 and 2008 compensation consisted of a base salary of $170,000 and usual and customary company benefits. He received no bonus and no stock options both years.

As at December 31, 2009, Mr. Fowler’s total salary deferred was approximately $76,064.

Outstanding Equity Awards

The following table sets forth certain information with respect to our outstanding equity awards at December 31, 2009 with respect to the named executive officers.

Outstanding Equity Awards at December 31, 2009

	Option Awards
Name and Principal Position	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercis- able (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Mark Faupel, Ph.D CEO & CFO	612,111	-	602,889	0.58	01/15/2019
Shabbir Bambot, Ph.D. Vice President of R&D	366,333	-	324,667	0.37	12/12/2018
Richard Fowler Sr. VP of Engineering	336,000	-	110,429	0.22	11/12/2017

Change of Control Arrangements

We have a compensatory arrangement with our named executive officers that will result from a change of control of Guided Therapeutics, as described below. Under the stock option agreements with each of our executive officers named in the summary compensation table, upon a change of control, all options held by the officer will vest immediately. The board committee that administers the stock option plan may provide, by giving at least 30 days prior written notice, that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee’s employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive, as specified in the agreement for each executive officer, three month’s severance, which may be paid either as a lump sum or as a salary continuation, at our option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of our voting securities, a replacement of more than one-half of the members of our board of directors that is not approved by a majority of the members who were on the board before the transaction, the merger of Guided Therapeutics with or into another entity unless the holders of our securities before the transaction continue to hold a majority of our securities after the transaction, or the consolidation or sale of all or substantially all of our assets.

REPORT OF THE AUDIT COMMITTEE

The following report is provided to stockholders by the members of the audit committee of the board of directors:

The audit committee has reviewed and discussed with Guided Therapeutics’ management and UHY LLP, Guided Therapeutics’ independent registered public accounting firm for the fiscal year ended December 31, 2009, the audited financial statements of Guided Therapeutics contained in its annual report to stockholders for the year ended December 31, 2009.

The audit committee has received and reviewed the written disclosures and the letter from UHY LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding UHY LLP’s communications with the audit committee concerning independence, and has discussed with UHY LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission.

Respectfully submitted,

William E.Zachary, Jr., Chairman
Michael C. James

The information contained in the report of the audit committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN TRANSACTIONS

On April 13, 2009, we issued a 15% note to John E. Imhoff, one of our directors, as part of the 2009 Convertible Notes, in the amount of $535,660 to replace the notes purchased by Dr. Imhoff that were previously owned by J.E. Funderburke, Robert Johnson, John C. Imhoff and Easy Money (the “Selling Investors”), in the amounts of $154,403, $102,470, $158,787 and $150,000, respectively, under the same terms and conditions. With the re-purchase of the 2008 Convertible Notes by John E. Imhoff, 2,464,360 warrants, previously issued to the Selling Investors, were cancelled and issued to John E. Imhoff.  Thereafter, J.E. Funderburke, Robert Johnson and Easy Money, kept 150,000, 102,400 and 150,000 warrants, respectively, under the same terms and conditions. The note was part of the 15% subordinated secured convertible notes due December 1, 2011 (the “2008 Convertible Notes”). The notes were converted into notes governed by a 2007 loan agreement on August 31, 2009 that, on February 26, 2010, were converted into shares of our common stock.

On April 15, 2009, we issued a 17% unsecured note to John E. Imhoff, one of our directors as part of the 2009 bridge loans, in the amount of $35,000 to replace the notes purchased by Dr. Imhoff that were previously issued to Dolores Maloof, a significant stockholder, on April 3, 2009 and William Zachary on March 26, 2009, in the amounts of $25,000 and $10,000, respectively, under the same terms and conditions. The note was due on October 14, 2009. The note was converted into notes governed by a 2007 loan agreement on August 31, 2009 that, on February 26, 2010, were converted into shares of our common stock.

Between March and April 2009, we received loans and issued promissory notes to: Ron Allen, a director, for $10,000; Ronald W. Hart, a director, for a total of $16,000; John E. Imhoff, a director, for $35,000 and to Ms. Maloof, for $50,000. The interest rate on the notes is 17% and was due six months from issuance. All notes are current, except for a $25,000 note issued to Ms. Maloof that is past due. The notes were converted into notes governed by a 2007 loan agreement on August 31, 2009 that, on February 26, 2010, were converted into shares of our common stock.

In March and April 2008, we issued four short-term unsecured promissory notes (the “Director Notes”) to our directors in the amounts of $10,000 each.  This financing was to provide working capital. The notes were non-interest bearing, matured sixty days from funding and were considered past due. However, subsequent to the third quarter of 2008, these notes were surrendered in exchange for 2008 Convertible Notes. The notes were converted into notes governed by a 2007 loan agreement on August 31, 2009 that, on February 26, 2010, were converted into shares of our common stock.

Between April and September 2008, we received loans and issued a promissory note to Ms. Maloof, one of our significant stockholders, for a total of $512,358.  The interest rate on the 2008 Convertible Note was 15% and was due on December 1, 2011. The note was converted into a note governed by a 2007 loan agreement on August 31, 2009 that, on February 26, 2010, was converted into shares of our common stock.

On January 2, 2008, we received a loan and issued a promissory note to Ms. Maloof, for $100,000.  The interest rate on the promissory note was 13% and was due on April 2, 2008. This note was converted into the 15% 2008 Convertible Note. The note was converted into a note governed by a 2007 loan agreement on August 31, 2009 that, on February 26, 2010, was converted into shares of our common stock.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by proxy as they, acting in their sole discretion, may determine.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
TO BE PRESENTED AT 2011 ANNUAL MEETING

We must receive proposals of our stockholders that are intended to be presented to stockholders at the 2011 annual meeting at our principal executive offices, no later than December 21, 2010, in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have the proposal included in the proxy statement but seeking to have the proposal considered at the 2011 annual meeting, if that stockholder fails to notify us in the manner just described by March 28, 2011, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2011 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for that annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the SEC.

THE BOARD OF DIRECTORS

Dated: April 20, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GUIDED THERAPEUTICS, INC. 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 2010

The undersigned stockholder of GUIDED THERAPEUTICS, INC., a Delaware corporation (the “Company”), acknowledges receipt of the notice of annual meeting of stockholders and proxy statement for the 2010 Annual Meeting of Stockholders, and hereby appoints Mark L. Faupel, Ph.D. and William Zachary, Esq. and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 annual meeting to be held on May 27, 2010 at 10:00 a.m. local time, at the office of Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite D, Norcross, Georgia 30092 and at any adjournment or adjournments of the annual meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	ELECTION OF DIRECTORS:
 FOR all nominees listed below                     WITHHOLD for all nominees listed below
 FOR all nominees listed below, except WITHHOLD for the following nominee(s):  _______________________________________________________________

Mark L. Faupel, Ph.D., William E. Zachary, Jr., John E. Imhoff, M.D., Michael C. James, Ronald W. Hart, Ph.D., Ronald W. Allen and Jonathan M. Niloff, M.D.

2.	APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1995 STOCK PLAN, AS AMENDED, INCREASING THE NUMBER OF SHARES AVAILABLE FOR GRANT BY 1.8 MILLION SHARES:
 FOR                                              AGAINST                                            ABSTAIN

3.	RATIFICATION OF THE APPOINTMENT OF UHY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR:
 FOR                                              AGAINST                                            ABSTAIN

In their discretion, the proxies will vote upon any other matter or matters, which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO THE COMPANY’S 1995 STOCK PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF UHY LLP, AND IN THE DISCRETION OF THE DESIGNATED PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Dated:	, 2010

Signature

Signature

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears on this proxy, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)